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HERITAGE FINANCIAL CORPORATION

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March 19, 2012

Dear Shareholder:

On behalf of the Board of Directors and management of Heritage Financial Corporation, we cordially invite you to attend the annual meeting of shareholders. The meeting will be held at 10:30 a.m., Pacific Time, on Wednesday, May 2, 2012 at the Phoenix Inn Suites, 417 Capitol Way N., Olympia, Washington. The matters expected to be acted upon at the meeting are described in the attached Proxy Statement. In addition, we will report on our results of operations during the past year and address your questions and comments.

We encourage you to attend the meeting in person. Whether or not you plan to attend, please read the enclosed Proxy Statement and then complete, sign and date the enclosed proxy card and return it in the accompanying postpaid return envelope, or follow the instructions on the proxy card to vote by phone or on the Internet, as promptly as possible. This will save us the additional expense of soliciting proxies and will ensure that your shares are represented at the annual meeting.

Your Board of Directors and management are committed to the continued success of Heritage Financial Corporation and the enhancement of your investment. As President and Chief Executive Officer, I want to express my sincere appreciation for your confidence and support.

We look forward to seeing you at the meeting.

Sincerely,

Brian L. Vance
President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Date:	May 2, 2012

Time:	10:30 a.m. Pacific Time

Place:	Phoenix Inn Suites, 417 Capitol Way N., Olympia, Washington

Matters to be voted on:

1.	To elect four directors to each serve for a one-year term.

2.	To provide advisory approval of the compensation paid to our named executive officers, as disclosed in this Proxy Statement.

3.	To ratify the Audit and Finance Committee’s appointment of Crowe Horwath LLP as our independent registered public accounting firm for the year ending December 31, 2012.

We will also transact other business that may properly come before the meeting.

Shareholders of record at the close of business on March 5, 2012 are entitled to receive notice of and to vote at the annual meeting.

Please vote your shares at your earliest convenience. This will ensure the presence of a quorum at the meeting. Promptly voting your shares via the Internet, by telephone, or by signing, dating, and returning the enclosed proxy card, which is solicited by the Board of Directors, will save us the expense and extra work for additional solicitation. If you wish to vote by mail, we have enclosed an addressed envelope, postage prepaid if mailed in the United States. The proxy will not be used if you attend and vote at the annual meeting in person. Regardless of the number of shares you own, your vote is very important. Please act today.

By Order of the Board of Directors

Kaylene M. Lahn
Senior Vice President and Corporate Secretary

Olympia, Washington
March 19, 2012

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PROXY STATEMENT TABLE OF CONTENTS

3	2012 Proxy Statement and Notice of Annual Meeting of Shareholders

2012 PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

HERITAGE FINANCIAL CORPORATION

201 Fifth Avenue S.W.

Olympia, Washington 98501

(360) 943-1500

The Board of Directors of Heritage Financial Corporation is using this Proxy Statement to solicit proxies from our shareholders for use at the annual meeting of shareholders. We are first mailing this Proxy Statement and the enclosed form of proxy to our shareholders on or about March 19, 2012.

The information provided in this Proxy Statement relates to Heritage Financial Corporation and its wholly-owned bank subsidiaries, Heritage Bank and Central Valley Bank. Heritage Financial Corporation may also be referred to as “Heritage” or the “Company.” All references in this Proxy Statement to “Heritage,” “we,” “us” and “our” or similar references means Heritage Financial Corporation and its consolidated subsidiaries and all references to Heritage Financial Corporation means Heritage Financial Corporation excluding its subsidiaries, in each case unless otherwise expressly stated or the context requires otherwise.

INFORMATION ABOUT THE MEETING

Time and Place of the Annual Meeting

Our annual meeting will be held as follows:

Date:    May 2, 2012

Time:   10:30 a.m., local time

Place:   Phoenix Inn Suites, 417 Capitol Way N., Olympia, Washington

Matters to Be Considered at the Annual Meeting

At the meeting, you will be asked to consider and vote on:

•	The election of four directors to each serve for a one-year term.

•	An advisory, non-binding, resolution for approving the compensation paid to our named executive officers, as disclosed in this Proxy Statement.

•	The ratification of the Audit and Finance Committee’s appointment of Crowe Horwath LLP as our independent registered public accounting firm for the year ending December 31, 2012.

We will also transact any other business that may properly come before the annual meeting. As of the date of this Proxy Statement, we are not aware of any business to be presented for consideration at the annual meeting other than the matters described in this Proxy Statement.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to Be Held on May 2, 2012

Our Proxy Statement and Annual Report to Shareholders are available at www.hf-wa.com. The following materials are available for review:

•	Proxy Statement;

4	2012 Proxy Statement and Notice of Annual Meeting of Shareholders

•	Proxy Card;

•	Annual Report to Shareholders; and

•	Directions to attend the annual meeting, where you may vote in person.

Who is Entitled to Vote?

We have fixed the close of business on March 5, 2012, as the record date for shareholders entitled to notice of and to vote at our annual meeting. Only holders of record of Heritage’s common stock on that date are entitled to notice of and to vote at the annual meeting. You are entitled to one vote for each share of Heritage common stock you own. On March 5, 2012, there were 15,466,323 shares of Heritage common stock outstanding and entitled to vote at the annual meeting.

How Do I Vote at the Annual Meeting?

Proxies are solicited to provide all shareholders of record on the voting record date an opportunity to vote on matters scheduled for the annual meeting and described in these materials. You are a shareholder of record if your shares of Heritage common stock are held in your name. If you are a beneficial owner of Heritage common stock held by a broker, bank or other nominee (i.e., in “street name”), please see the instructions in the following question.

Shares of Heritage common stock can only be voted if the shareholder is present in person or by proxy at the annual meeting. To ensure your representation at the annual meeting, we recommend you vote by proxy even if you plan to attend the annual meeting. You can always change your vote at the meeting if you are a shareholder of record.

Voting instructions are included on your proxy card. Shares of Heritage common stock represented by properly executed proxies will be voted by the individuals named on the proxy card in accordance with the shareholder’s instructions. Where properly executed proxies are returned to us with no specific instruction as to how to vote at the annual meeting, the persons named in the proxy will vote the shares FOR the election of each of our director nominees, FOR advisory approval of the compensation of our named executive officers as disclosed in this Proxy Statement and FOR ratification of the appointment of Crowe Horwath as our independent registered public accounting firm for the year ending December 31, 2012. If any other matters are properly presented at the annual meeting for action, the persons named in the enclosed proxy and acting thereunder will have the discretion to vote on these matters in accordance with their best judgment. We do not currently expect that any other matters will be properly presented for action at the annual meeting.

You may receive more than one proxy card depending on how your shares are held. For example, you may hold some of your shares individually, some jointly with your spouse and some in trust for your children. In this case, you will receive three separate proxy cards to vote.

What if My Shares Are Held in “Street Name” by a Broker?

If you are the beneficial owner of shares held in “street name” by a broker, your broker, as the record holder of the shares, is required to vote the shares in accordance with your instructions. If you do not give instructions to your broker, your broker may nevertheless vote the shares with respect to discretionary items, but will not be permitted to vote your shares with respect to non-discretionary items, pursuant to current industry practice. In the case of non-discretionary items, the shares not voted will be treated as “broker non-votes.” The proposal to elect directors and the advisory vote on executive compensation are considered non-discretionary items; therefore, you must provide instructions to your broker in order to have your shares voted on these proposals.

If your shares are held in street name, you will need proof of ownership to be admitted to the annual meeting. A recent brokerage statement or letter from the record holder of your shares are examples of proof of

5	2012 Proxy Statement and Notice of Annual Meeting of Shareholders

ownership. If you want to vote your shares of common stock held in street name in person at the annual meeting, you will have to get a written proxy in your name from the broker, bank or other nominee who holds your shares.

How Will My Shares of Common Stock Held in the 401(k) Employee Stock Ownership Plan Be Voted?

We maintain a 401(k) employee stock ownership plan (“KSOP”) which owned 391,504 shares or 2.53% of Heritage’s common stock as of the record date. Our employees participate in the KSOP. Each KSOP participant may instruct the trustee of the plan how to vote the shares of Heritage common stock allocated to his or her account under the KSOP by completing a vote authorization form. If a KSOP participant properly executes a vote authorization form, the KSOP trustee will vote the participant’s shares in accordance with the participant’s instructions. Unallocated shares of Heritage common stock held by the KSOP will be voted by the trustee. Allocated shares for which proper voting instructions are not received will not be voted. In order to give the trustee sufficient time to vote, all vote authorization forms, which are in the form of a proxy card, from KSOP participants must be received by the transfer agent on or before April 27, 2012.

How Many Shares Must Be Present to Hold the Meeting?

A quorum must be present at the meeting for any business to be conducted. The presence at the meeting, in person or by proxy, of at least a majority of the shares of Heritage common stock entitled to vote at the annual meeting as of the record date will constitute a quorum. Proxies received but marked as abstentions or broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting.

What if a Quorum Is Not Present at the Meeting?

If a quorum is not present at the scheduled time of the meeting, a majority of the shareholders present or represented by proxy may adjourn the meeting until a quorum is present. The time and place of the adjourned meeting will be announced at the time the adjournment is taken, and no other notice will be given unless a new record date for the meeting is set. An adjournment will have no effect on the business that may be conducted at the meeting.

Vote Required to Approve Proposal 1: Election of Directors

Directors are elected by a plurality of the votes cast, in person or by proxy, at the annual meeting by holders of Heritage common stock. Accordingly, the four nominees for election as directors who receive the highest number of votes actually cast will be elected. Pursuant to our Articles of Incorporation, shareholders are not permitted to cumulate their votes for the election of directors. Votes may be cast for or withheld from each nominee. Votes that are withheld and broker non-votes will have no effect on the outcome of the election because the four nominees receiving the greatest number of votes will be elected. Our Board of Directors unanimously recommends that you vote FOR the election of each of its director nominees.

Vote Required to Approve Proposal 2: Advisory Vote on Executive Compensation

Approval of the advisory (non-binding) vote on executive compensation requires the affirmative vote of the majority of the votes cast, in person or by proxy, at the annual meeting by holders of Heritage common stock. Abstentions are not affirmative votes and, therefore, will have the same effect as a vote against the proposal. Broker non-votes do not constitute votes cast and therefore will have no effect on the approval of the proposal. Our Board of Directors unanimously recommends that you vote FOR the adoption of an advisory resolution to approve our executive compensation as disclosed in this Proxy Statement.

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Vote Required to Approve Proposal 3: Ratification of the Appointment of Our Independent Registered Public Accounting Firm

Ratification of the Audit and Finance Committee’s appointment of Crowe Horwath LLP as our independent registered public accounting firm for the year ending December 31, 2012, requires the affirmative vote of the majority of the votes cast, in person or by proxy, at the annual meeting by holders of Heritage common stock. Abstentions are not affirmative votes and, therefore, will have the same effect as a vote against the proposal. Our Board of Directors unanimously recommends that you vote FOR the proposal to ratify the selection of Crowe Horwath LLP as our independent registered public accounting firm for the year ending December 31, 2012.

May I Revoke My Proxy?

You may revoke your proxy before it is voted by:

•	submitting a new proxy with a later date;

•	notifying the Secretary of Heritage in writing before the annual meeting that you have revoked your proxy; or

•	voting in person at the annual meeting.

If you plan to attend the annual meeting and wish to vote in person, we will give you a ballot at the annual meeting. However, if your shares are held in “street name,” you must bring a validly executed proxy from the nominee indicating that you have the right to vote the shares.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of March 5, 2012, information regarding share ownership of:

•

those persons or entities (or groups of affiliated persons or entities) known by management to beneficially own more than five percent of Heritage’s common stock other than directors and executive officers;

•	each director and director nominee of Heritage;

•	each executive officer of Heritage named in the Summary Compensation Table appearing under “Executive Compensation” below (known as “named executive officers”); and

•	all current directors and executive officers of Heritage as a group.

Persons and groups who beneficially own in excess of five percent of Heritage’s common stock are required to file with the Securities and Exchange Commission (“SEC”), and provide a copy to Heritage, reports disclosing their ownership pursuant to the Securities Exchange Act of 1934. To our knowledge, no other person or entity, other than the ones set forth below, beneficially owned more than five percent of the outstanding shares of Heritage’s common stock as of the close of business on the voting record date.

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Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In accordance with Rule 13d-3 of the Securities Exchange Act, a person is deemed to be the beneficial owner of any shares of common stock if he or she has voting and/or investment power with respect to those shares. Therefore, the table below includes shares owned by spouses, other immediate family members in trust, shares held in retirement accounts or funds for the benefit of the named individuals, and other forms of ownership, over which shares the persons named in the table may possess voting and/or investment power. In addition, in computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to outstanding options that are currently exercisable or exercisable within 60 days after the voting record date are included in the number of shares beneficially owned by the person and are deemed outstanding for the purpose of calculating the person’s percentage ownership. These shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person. On March 5, 2012, there were 15,466,323 shares of Heritage common stock outstanding and entitled to vote at the annual meeting.

Name	Number of Shares Beneficially Owned	Percent of Common Stock Outstanding
Beneficial Owners of More Than 5%	1,137,661	7.36%
Wellington Management Company, LLP(1)
75 State Street, Boston, MA 02108

Banc Fund VI L.P, Banc Fund VII L.P. and Banc Fund VIII L.P.(2)	907,803	5.87%
20 North Wacker Drive, Suite 3300, Chicago, IL 60606

BlackRock Inc.(3)	874,337	5.65%
40 East 52nd Street, New York, NY 10022

Woodmen of the World Life Insurance Society and/or Omaha Woodmen Life Insurance Company(4)	774,580	5.01%
1700 Farnam Street, Omaha, NE 68102

Directors
Brian S. Charneski(5)	39,201	*
Gary B. Christensen(6)	64,692	*
John A. Clees (7)	90,683	*
Kimberly T. Ellwanger(8)2011	15,481	*
Peter N. Fluetsch(9)	47,137	*
Daryl D. Jensen(10)	187,332	1.21%
Jeffrey S. Lyon(11)	38,099	*
Donald V. Rhodes(12)	348,362	2.25%
Philip S. Weigand(13)	136,367	*

Named Executive Officers
Brian L. Vance(14)	156,551	1.01%
Jeffrey J. Deuel(15)	25,903	*
Gregory D. Patjens(16)	40,573	*
Donald J. Hinson(17)	16,982	*
D. Michael Broadhead(18)	67,375	*
Directors and Executive Officers as a group (15 persons)	1,303,154	8.43%
*	Less than one percent of shares outstanding.

8	2012 Proxy Statement and Notice of Annual Meeting of Shareholders

(1)	According to a Schedule 13G filed with the SEC on February 14, 2012, Wellington Management Company, LLP has shared voting power over 1,129,161 shares and shared dispositive power over 1,137,661 shares.
(2)	According to a Schedule 13G filed with the SEC on February 8, 2012, Banc Fund VI L.P., Banc Fund VII L.P. and Banc Fund VIII L.P. have sole voting and dispositive power over 231,500 shares, 307,700 shares and 368,603 shares, respectively. Charles J. Moore has been the manager of these funds since their respective inceptions. As manager, Mr. Moore has voting and dispositive power over the shares reported.
(3)	According to a Schedule 13G filed with the SEC on February 9, 2012, BlackRock Inc. has sole voting and dispositive power over the shares reported.
(4)	According to a Schedule 13G filed with the SEC on February 14, 2012, Woodmen of the World Life Insurance Society and/or Omaha Woodmen Life Insurance Company has sole voting and dispositive power over the shares reported.
(5)	Includes 7,050 shares issuable upon exercise of options, 18,494 shares held jointly with his spouse, 8,675 shares owned by an entity controlled by Mr. Charneski and 420 shares held in trust.
(6)	Includes 9,166 shares issuable upon exercise of options, 33,659 shares held jointly with his spouse and 21,400 shares owned by entities controlled by Mr. Christensen.
(7)	Includes 7,050 shares issuable upon exercise of options, 67,465 shares held jointly with his spouse, 1,050 shares owned solely by his spouse and 2,500 shares owned solely by his adult daughter (as to which he has a power of attorney).
(8)	Includes 6,000 shares issuable upon exercise of options and 9,119 shares held jointly with her spouse.
(9)	Includes 6,025 shares issuable upon exercise of options and 40,750 shares held jointly with his spouse.
(10)	Includes 9,166 shares issuable upon exercise of options, 128,456 shares held jointly with his spouse, 10,000 shares held in an indirect trust whereby he has voting power and 39,088 shares held in trust.
(11)	Includes 7,050 shares issuable upon exercise of options and 3,150 shares held as custodian for a minor.
(12)	Includes 8,483 shares issuable upon exercise of options and 21,481 vested shares in the KSOP.
(13)	Includes 7,050 shares issuable upon exercise of options, 15,960 shares held solely by his spouse and 49,920 shares held jointly with his spouse.
(14)	Mr. Vance is also a director. Includes 19,950 shares issuable upon exercise of options, 73,504 shares held jointly with his spouse, 315 shares held by children and 16,916 vested shares in the KSOP.
(15)	Includes 13,333 shares issuable upon exercise of options, 3,361 shares held jointly with spouse and 237 vested shares in the KSOP.
(16)	Includes 9,739 shares issuable upon exercise of options and 7,048 vested shares in the KSOP.
(17)	Includes 6,543 shares issuable upon exercise of options and 1,449 vested shares in the KSOP.
(18)	Includes 13,704 shares issuable upon exercise of options, 20,414 shares owned jointly with his spouse, 649 shares owned by a family partnership and 8,089 vested shares in the KSOP.

PROPOSAL 1—ELECTION OF DIRECTORS

Our Board of Directors currently consists of ten members and historically has been divided into three classes, with directors elected for three-year terms. At last year’s annual meeting of shareholders, shareholders approved an amendment to our Articles of Incorporation which eliminated our classified board prospectively. The terms of the current members: Gary B. Christensen, John A. Clees, Kimberly T. Ellwanger and Philip S. Weigand, expire at the 2012 annual meeting. Upon recommendation of the Governance and Nominating Committee, each of these incumbent directors has been nominated by the Board to serve an additional one-year term ending at the 2013 annual meeting, or when their respective successors have been duly elected and qualified. Directors Charneski, Fluetsch and Vance are serving terms that expire in 2013 and directors Jensen, Lyon and Rhodes are serving terms that expire in 2014. Directors who are nominated to replace directors with terms expiring in 2013 or 2014 will be elected for one-year terms.

The table below sets forth information regarding each director of Heritage and each nominee for director, including his or her age, position and term of office. Each nominee has consented to being named in this Proxy Statement and has agreed to serve if elected. If a nominee is unable to stand for election, the Board of Directors

9	2012 Proxy Statement and Notice of Annual Meeting of Shareholders

may either reduce the number of directors to be elected or select a substitute nominee. If a substitute nominee is selected, the proxy holders will vote your shares for the substitute nominee, unless you have withheld authority. At this time, we are not aware of any reason why a nominee might be unable to serve if elected.

The Board of Directors recommends you vote FOR the election of Gary B. Christensen, John A. Clees, Kimberly T. Ellwanger and Philip S. Weigand.

Name	Age (1)	Position(s) Held with Heritage	Director Since	Term to Expire

Nominees
Gary B. Christensen	63	Director	2005	2013(2)
John A. Clees	64	Director	2005	2013(2)
Kimberly T. Ellwanger	52	Director	2006	2013(2)
Philip S. Weigand	74	Director	1985	2013(2)

Directors Continuing in Office
Brian S. Charneski	50	Director	2000	2013
Peter N. Fluetsch	74	Director	1999	2013
Brian L. Vance	57	Director, President & CEO	2002	2013
Daryl D. Jensen	72	Director	1985	2014
Jeffrey S. Lyon	59	Director	2000	2014
Donald V. Rhodes	75	Chairman	1989	2014
(1)	As of December 31, 2011.
(2)	Assuming re-election.

Business Experience of Nominees

The business experience of each nominee of Heritage for at least the past five years and the experience, qualifications, attributes, skills and areas of expertise of each director that led to the conclusion that the person should serve as a director of Heritage is set forth below. All nominees have held their present positions for at least five years unless otherwise indicated.

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Gary B. Christensen is the President, Chief Executive Officer and Chairman of the Board of Powell Christensen Inc., a fuel, lubricant and propane distributorship headquartered in Grandview, Washington. Mr. Christensen is also the Chief Executive Officer and Chairman of the Board of MidValley Chrysler, Jeep, Dodge Inc. as well as the Chief Executive Officer of Seaport Petroleum. In 2004, R.E. Powell Distributing (a subsidiary of Powell Christensen Inc.) was named one of five inductees into the University of Washington sponsored “Leadership Circle” at the 6th Annual University of Washington Minority Business of the Year Awards dinner. Mr. Christensen is a current member of the Chevron Oil Company National Wholesale Council, a director of the Safari Club International and a founding director and a former President of the Central Washington Chapter of Safari Club International. Mr. Christensen serves as a director for Central Valley Bank and recently retired from serving as the Chairman of the Board of Directors for Yakima County Development Association. Mr. Christensen provides significant knowledge in corporate matters with his proven leadership in the success of his multiple companies. He also provides extensive knowledge of the Yakima Valley real estate market, where our subsidiary bank, Central Valley Bank, is located.

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John A. Clees is an attorney at Worth Law Group with a practice emphasis in estate and business succession planning for closely held companies and their owners. Formerly, Mr. Clees was the Tax Services Director at the consulting and accounting firm of RSM McGladrey and McGladrey & Pullen LLP in Olympia, Washington. Prior to this, Mr. Clees was the President of Clees Miles CPA Group, Olympia, Washington from 1995 until the Group was sold to RSM McGladrey. Prior to that time, he was the managing partner of Gattis, Clees and Company, an accounting firm with offices in Seattle and

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Olympia, Washington. Mr. Clees is a graduate of the University of Washington with a Bachelor of Arts in Economics and a graduate of the University of Washington School of Law. Mr. Clees is licensed as a Certified Public Accountant, an attorney and mediator in the State of Washington. Mr. Clees served on Heritage’s Board of Directors from 1990 to 2000 and served as a non-voting consultant to Heritage’s Board of Directors and Audit Committee from 2000 until June 2005. Mr. Clees provides important tax and accounting expertise to the Board. He also brings a legal perspective to the Board, with a solid understanding of corporate governance matters.

•

Kimberly T. Ellwanger was Senior Director of Corporate Affairs and Associate General Counsel at Microsoft Corporation of Redmond, Washington from 1991 until her retirement in October 1999. She led Microsoft in developing a corporate presence in government, industry and community affairs, including opening a Washington, D.C. office and developing a network of state and local government affairs representation. Prior to joining Microsoft, Ms. Ellwanger was a Partner at Perkins Coie in Seattle, Washington from 1985 to 1991, where her practice included state and local tax planning, tax litigation, bankruptcy, general business and corporate advice and transactions. She has been involved in numerous civic and professional activities including currently serving on the Board of the South Sound YMCA and the University of Washington Law Alumni Magazine Editorial Board. She is past Chair of the Washington Council on International Trade and past Vice President of the Business Software Alliance and past Board member of the American Electronics Association. Ms. Ellwanger graduated with high honors from the University of Washington School of Law and graduated Phi Beta Kappa from Vassar College with an honors degree in economics. She has participated in a number of director education programs, including the DirectWomen Board Institute and has been a panelist at state and national compensation conferences. Ms. Ellwanger brings significant legal expertise, which is complemented with her knowledge and experience in corporate and government matters.

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Philip S. Weigand is a graduate of Stanford University with a Bachelor of Arts and a graduate of Boston University with a Master’s of Science in Public Relations. Mr. Weigand is also a retired Lieutenant Colonel of the U.S. Marine Corps with 20 years of active service during which time he was awarded the Silver Star Medal for Heroism and the Bronze Star Medal. From 1988 to 2007, Mr. Weigand was a real estate agent with Virgil Adams Real Estate with experience in real estate sales and development in the Thurston County market. He also serves as a member of the Board of Trustees of St. Martin’s University in Lacey, Washington and was a director of the Boys & Girls Clubs of Thurston County, Washington. Mr. Weigand brings significant knowledge of the south Puget Sound real estate market, adds valuable public relations and communications skills and is a longstanding member of the Board with a solid understanding of the financial services industry.

Business Experience of Directors Continuing in Office

The business experience of each director continuing in office of Heritage for at least the past five years and the experience, qualifications, attributes, skills and areas of expertise of each director that led to the conclusion that the person should serve as a director of Heritage is set forth below. All directors have held their present positions for at least five years unless otherwise indicated.

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Brian S. Charneski is the President of L&E Bottling Company in Olympia, Washington and is Chairman of Pepsi Northwest Beverages, LLC, a regional beverage manufacturing joint venture with PepsiCo, Inc. headquartered in Tumwater, Washington. Mr. Charneski is a director of Spyglass Capital Partners, LLC, a private equity investment company and chairs its operating committee. Mr. Charneski is a director of Shadow Beverages and Snacks, LLC, a developer and innovator in the snack and beverage industry, headquartered in Phoenix, Arizona. Mr. Charneski is a director of the American Beverage Association and is also a member of the board of directors of the Pepsi-Cola Bottlers Association, having chaired the Association from 2005 to 2007. Mr. Charneski serves on the Board of Trustees of Saint Martin’s University and has been a past director of the Washington Center for Performing Arts and The Community Foundation of the South Sound. Mr. Charneski is a 1985 graduate of Seattle University with

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a Bachelor of Arts in Economics. Mr. Charneski provides a depth of knowledge in corporate and regulatory matters as he is a strong advocate for the beverage industry. He brings significant financial, economic and merger and acquisition expertise to the Board.

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Peter N. Fluetsch is the Chief Executive Officer of Sunset Air, Inc. in Lacey, Washington, a heating and air conditioning contracting company that he founded in 1976. Mr. Fluetsch has been a board member of the Sheetmetal Contractors Association of Western Washington for 24 years as well as a board member of the Sheetmetal Contractors National Association for four years. Mr. Fluetsch is a current board member of the Providence Saint Peter Foundation, having served since 2000. Mr. Fluetsch was the founding member and served several terms on the board of the Thurston County Economic Development Council. Mr. Fluetsch served as chairman of the City of Tumwater’s planning commission, 12 years as the Chairman of public works for the City Council of Tumwater and served as the Mayor and Executive Officer for four years for the City of Tumwater. Mr. Fluetsch brings to the Board a diverse background in politics and community involvement, and his perspective as a small business owner. He provides broad experience and knowledge to the Board.

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Daryl D. Jensen served as President of Sunset Life Insurance Company of America from 1973 until his retirement in 1999. He was a member of the Sunset Life Board from 1971 to 2010. He came out of retirement and served as the Chief Financial Officer of Western Institutional Review Board, located in Olympia, Washington, from 2001 until 2010. He served as a director of Kansas City Life Insurance Company from 1978 to 2011 and was a member of its Audit Committee from 2004 to 2011. Mr. Jensen is also a director of Panorama Corporation, a large retirement community located in Lacey, Washington. Mr. Jensen has served as a director of Central Valley Bank since 1989. Mr. Jensen is a member of the American Academy of Actuaries. Mr. Jensen brings significant financial services industry and accounting expertise to the Board. His management and financial operations experience broaden the Board’s perspective on insurance and financial services matters.

•

Jeffrey S. Lyon is the Chairman and Chief Executive Officer of Kidder Mathews, headquartered in Seattle, Washington. Mr. Lyon serves as a director for Kidder Mathews Segner Inc. Mr. Lyon is a member of the Real Estate Advisory Board of Washington State University, the Business Advisory Board for the Milgard School of Business at the University of Washington, Tacoma and is also on the Tacoma-Pierce County Economic Development Board. Mr. Lyon has over 35 years of experience in the commercial real estate industry in the Puget Sound area. Mr. Lyon provides expertise in the commercial real estate industry and has excellent entrepreneurial and leadership skills, which are beneficial to the Board.

•

Donald V. Rhodes currently serves as Chairman of Heritage Financial Corporation and Heritage Bank, and since 1986, Chairman of Central Valley Bank, a subsidiary of Heritage Financial Corporation which was acquired in March 1999. Mr. Rhodes joined Heritage Bank in 1989 as President and Chief Executive Officer and was elected Chairman in 1990. Mr. Rhodes serves as a director of the Federal Home Loan Bank of Seattle. Mr. Rhodes’ significant experience in the financial services industry provides a broad depth of knowledge and judgment to the Board. He provides the management and leadership skills required of the Chairman of the Company.

•

Brian L. Vance became President and Chief Executive Officer of Heritage and Heritage Bank, and Vice Chairman and Chief Executive Officer of Central Valley Bank in 2006. In 2003, Mr. Vance was appointed President and Chief Executive Officer of Heritage Bank and in 1998, Mr. Vance was named President and Chief Operating Officer of Heritage Bank. Mr. Vance joined Heritage Bank in 1996 as its Executive Vice President and Chief Credit Officer. Prior to joining Heritage Bank, Mr. Vance was employed for 24 years with West One Bank, a bank with offices in Idaho, Utah, Oregon and Washington. Prior to leaving West One, he was Senior Vice President and Regional Manager of Banking Operations for the south Puget Sound region. Mr. Vance serves as trustee of the South Puget Sound Community College and as a director of the University of Washington—Tacoma—Milgard School of Business Foundation and the Community Foundation. He is also the past President of the Washington Financial

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League. Mr. Vance’s experience with the financial services industry, which includes credit administration, management and strategic forecasting, brings valuable management and financial analysis skills to the Board.

Director Qualifications and Experience

The following table includes the qualifications and experience of each director that led the Board to conclude that the director is qualified to serve on the Board.

Summary of Director Qualifications and Experience	Charneski	Christensen	Clees	Ellwanger	Fluetsch	Jensen	Lyon	Rhodes	Weigand	Vance
Academia/Education is valued because it evidences a disciplined approach to enhancing the individual’s knowledge in their trade/business which provides for a broader perspective.	•	•	•	•	•	•	•	•	•	•
Attorney - provides legal focus which assists with regulatory compliance.		•	•
Business Operations experience gives directors a practical understanding of developing, implementing and assessing our operating plan and business strategy.	•	•	•	•	•	•	•	•	•	•
Corporate Governance experience supports our goals of strong Board and management accountability, transparency and protection of shareholder interests.	•	•	•	•	•	•	•	•	•	•
Financial Expertise assists our directors in understanding the financial reporting and internal controls.	•	•	•	•	•	•	•	•	•	•
Financial Services (specifically, banking or insurance) experience provides an in-depth knowledge of our business operations.						•		•		•
Real Estate expertise is important in understanding our lending business.							•	•	•	•

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

Board of Directors

The Board of Directors of Heritage conducts its business through meetings of the Board and through its committees. The Board meets on a monthly basis, holding special meetings as necessary. After each regular

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Board meeting, the directors meet in executive session, outside of the presence of the Chief Executive Officer. In addition, the outside directors hold separate meetings on a regular basis. During the year ended December 31, 2011, the Board of Directors held 13 meetings, including one special meeting. No director attended fewer than 75% of the total meetings of the Board and committees on which the director served during this period.

Committees and Committee Charters

Our Board of Directors has standing Audit and Finance, Board Governance and Nominating, Compensation, Risk, Trust, Donations and Executive Committees, and has adopted written charters for each of these committees. You may obtain a copy of the Audit and Finance, Board Governance and Nominating, and Compensation Committee charters, free of charge, by writing to: Kaylene M. Lahn, Corporate Secretary, Heritage Financial Corporation, 201 Fifth Avenue S.W., Olympia, Washington, 98501, or by calling (360) 943-1500. These charters are also available on our website at www.hf-wa.com.

The following table shows the membership of the various committees as of the mailing date of this proxy statement, as well as the number of meetings held by each committee in 2011.

Committee Membership

Name	Audit		Compensation		Governance		Risk		Trust		Donations	Executive
Brian S. Charneski	✓				✓	*					✓	✓
Gary B. Christensen	✓		✓		✓
John A. Clees	✓						✓	*	✓		✓	✓
Kimberly T. Ellwanger			✓	*	✓				✓		✓	✓
Peter N. Fluetsch			✓		✓		✓
Daryl D. Jensen	✓	*					✓		✓			✓
Jeffrey S. Lyon	✓		✓		✓						✓
Donald V. Rhodes							✓		✓		✓	✓	*
Brian L. Vance							✓		✓		✓	✓
Philip S. Weigand	✓		✓				✓				✓
Total Meetings in 2011		7		6		5		4		4	-		-
*	Committee Chair

Audit and Finance Committee

The Audit and Finance Committee is comprised of six members, each of whom is “independent” in accordance with the requirements for companies listed on The NASDAQ Stock Market and applicable SEC rules. Director Jensen has been designated by the Board of Directors as the “audit committee financial expert,” as defined by the SEC. The Committee meets quarterly and on an as-needed basis to evaluate the effectiveness of Heritage’s internal controls for safeguarding its assets and ensuring the integrity of the financial reporting. The Committee also appoints the independent registered public accounting firm and reviews the audit report prepared by the independent registered public accounting firm.

Compensation Committee

The Compensation Committee is comprised of five members, each of whom is an independent director as defined by NASDAQ listing standards and applicable SEC and Internal Revenue Service rules. The Compensation Committee meets on an as-needed basis regarding the personnel, compensation and benefits related matters of Heritage. For more information on the responsibilities and activities of the Compensation Committee, including the Committee’s processes for determining executive compensation, see the “Compensation, Discussion and Analysis” section below.

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Governance and Nominating Committee

The Governance and Nominating Committee is comprised of five members, each of whom is an independent director. The Governance and Nominating Committee and its Chair are appointed annually by the Board of Directors. The Committee meets annually and on an as-needed basis, and is responsible for selecting qualified individuals to fill expiring directors’ terms and vacancies on the Board of Directors. Final approval of director nominees is determined by the full Board, based on the recommendations of the Committee. The Committee’s role includes oversight of our corporate governance program. The Committee’s duties include the development and administration of Heritage’s corporate governance standards.

Risk Committee

The Risk Committee was formed in 2009 and is comprised of six members. The Committee reviews risks inherent in our business such as credit risk, market and liquidity risk, operational risk and the regulatory component of compliance risk.

Trust Committee

The Trust Committee, which is comprised of five members, was formed in 2010 upon the acquisition of certain assets and liabilities of Cowlitz Bank. The Committee is responsible for the oversight of the fiduciary duties of the Trust Department of Heritage Bank, including its policies and procedures, the investment and disposition of property held in a fiduciary capacity and the direction and review of the officers and employees.

CORPORATE GOVERNANCE

Heritage is committed to good corporate governance and acts in a manner that best serves the interests of the Company and its shareholders. The Board reviews the Company’s policies and business strategies and advises executive management who manage and implement the Company’s business model and operations. The Board has adopted Corporate Governance Guidelines, Committee Charters, Stock Ownership Guidelines and various Policies including the Code of Ethics Policy and Whistleblower Policy to provide a framework for effective governance practices. The full text of these documents can be found at www.hf-wa.com. Governance is a continuing focus at the Company and in this section we describe our key governance policies, guidelines and practices.

Corporate Governance Guidelines

The Corporate Governance Guidelines were approved by the Board in December 2011. These Guidelines outline the Company’s governance framework by addressing such items as responsibilities of directors, adherence to conflict of interest rules; the selection process for director candidates, required meeting attendance, stock ownership guidelines, the annual completion of board performance assessments, director compensation, the retirement age of directors, director education, succession planning and other important governance matters.

Process for Selecting Directors

In its deliberations for selecting candidates for nominees as director, the Governance and Nominating Committee Charter requires the Committee to consider: each candidate’s business and occupational background and experience; integrity and reputation; education; knowledge of and contacts in our market area and ties to the community; ability to commit adequate time and attention to serve as a director in light of other commitments; ability to work effectively in a group; independence and potential conflicts of interest; tenure on the Board; specialized knowledge or skills; and any other factors that the Committee deems appropriate. In selecting nominees, the Committee must consider these criteria, and any other criteria established by the Board, in the context of an assessment of the operation and needs of the Board as a whole and the Board’s goal of maintaining a diversity of backgrounds among its members. In searching for qualified director candidates to fill vacancies on

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the Board, the Committee solicits its current Board for names of potentially qualified candidates. Additionally, the Committee may request that members of the Board pursue their own business contacts for the names of potentially qualified candidates, or the Committee may use the services of a search firm. The Committee would then consider the potential pool of director candidates, select the top candidate based on the candidates’ qualifications and the Board’s needs, and conduct an investigation of the proposed candidate’s background to ensure there is no past history that would cause the candidate not to be qualified to serve as a director of Heritage. The Committee will consider director candidates recommended by Heritage’s shareholders. If a shareholder has submitted a proposed nominee, the Committee would consider the proposed nominee, along with any other proposed nominees recommended by members of the Board of Directors, in the same manner in which the Committee would evaluate its nominees for director. For a description of the proper procedure for a shareholder to submit a nomination, see “Shareholder Proposals” in this Proxy Statement.

Board Leadership

The Board annually elects the Chairman of the Board. The Chairman leads the Board and presides at all Board meetings, and is responsible for delivery of information to enable the Board to make informed decisions. The positions of Board Chairman and of President and Chief Executive Officer have been separately held since 2006. The Board believes this structure is appropriate for Heritage because it provides segregation of duties between managing Heritage and leadership of the Board. Mr. Clees acts as lead independent director. In Mr. Clees’ role as lead independent director, he communicates to the Chairman of the Board and the Chief Executive Officer, as appropriate, to let them know about any follow up actions that are needed as a result of the discussions held during the independent director sessions of the monthly board meetings.

Board Risk Oversight

The Board has the ultimate responsibility and authority for overseeing risk management at Heritage. The Board assesses risks facing Heritage and the subsidiary banks. On a regular basis, the Board reviews operational and regulatory reports provided by management to assess credit risk, liquidity risk, and operational risk.

The Board also delegates the oversight of risk to various committees. The Audit and Finance Committee oversees the financial, accounting and internal control risk management. The Compensation Committee oversees the management of risks that may be posed by our compensation practices and programs. The Compensation Committee is responsible for reviewing policies and practices for all employees to ensure that they do not create or encourage risks that are reasonably likely to have a material adverse effect on Heritage. The Risk Committee oversees the risks inherent in our businesses in the following categories: credit risk, market and liquidity risk, operational risk and the regulatory component of compliance risk. The Audit and Finance Committee and Risk Committee hold a joint meeting annually to review the annual audit plan and risk assessment. In 2012, the Compensation Committee Chair also attended the joint meeting to ensure that compensation risks were also reviewed as part of the annual risk assessment process. The Senior Risk Officer reports directly to the Risk Committee Chair and Audit and Finance Committee Chair.

Director Independence

Our common stock is listed on the NASDAQ Global Select Market. In accordance with NASDAQ requirements, at least a majority of our directors must be independent. The Board of Directors has determined that eight of our ten directors are independent. Directors Charneski, Christensen, Clees, Ellwanger, Fluetsch, Jensen, Lyon and Weigand are all independent. Only Brian L. Vance, who serves as President and Chief Executive Officer of Heritage Financial Corporation and Heritage Bank, and Donald V. Rhodes, the Chairman of Heritage and its financial institution subsidiaries and the former President and Chief Executive Officer of Heritage Financial Corporation and Heritage Bank, are not independent.

Code of Ethics

The Board of Directors has adopted a written Code of Ethics Policy that applies to our directors, officers and employees.

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Stock Ownership Guidelines

Heritage has adopted Stock Ownership Guidelines for directors and the Chief Executive Officer. The guidelines were established to promote a long-term perspective in managing the Company, and to help align the interests of our shareholders, directors and top executive. The stock ownership goal for each person is determined on an individual basis, first in dollars as a multiple three times the directors annual retainer and 2.5 times the Chief Executive Officer’s base salary, and then by converting such amount to a fixed number of shares. The Guidelines became effective on March 24, 2011 and gave directors three years to comply and the Chief Executive Officer five years to comply. As of December 31, 2011 all directors and the Chief Executive Officer are in compliance with the Stock Ownership Guidelines.

Shareholder Communication with the Board of Directors

The Board of Directors maintains a process for shareholders to communicate with the Board of Directors. Shareholders wishing to communicate with the Board of Directors should send any communication to Kaylene M. Lahn, Corporate Secretary, Heritage Financial Corporation, 201 Fifth Avenue S.W., Olympia, Washington 98501. Any such communication should state the number of shares beneficially owned by the shareholder making the communication.

Annual Meeting Attendance by Directors

It is Heritage’s policy that its directors attend the annual meeting of shareholders. Eight directors attended the 2011 annual shareholders’ meeting with excused absences for the remaining two directors.

Related Party Transactions

We have followed a policy of granting loans to our executive officers and directors, which fully comply with all applicable federal regulations, including those governing loans and other transactions with affiliated persons of Heritage. Loans to our directors and executive officers are made in the ordinary course of business and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with all customers, and do not involve more than the normal risk of collectability or present other unfavorable features.

All loans and aggregate loans to individual directors and executive officers, without regard to loan amount, are completely documented and underwritten using the same underwriting policies, procedures, guidelines and documentation requirements as are used for non-director and non-employee customers of Heritage. Following the normal underwriting approvals by underwriting personnel, all such loans are then presented for review and approval by the Board of Directors of Heritage Bank or Central Valley Bank, as the case may be, pursuant to Regulation O of the Federal Reserve Board, and the requirements of the Federal Deposit Insurance Corporation and the Washington State Department of Financial Institutions, Division of Banks. There are no exceptions to these procedures and all approvals are documented in the Board meeting minutes. There were $8.3 million in loan balances outstanding to directors and executive officers at December 31, 2011.

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DIRECTORS’ COMPENSATION

The following table shows the compensation paid to our non-employee directors for the year ended December 31, 2011. Compensation for Brian L. Vance, who is the President and Chief Executive Officer of Heritage, is included in the section below entitled “Executive Compensation.”

Name	Fees Earned or Paid In Cash ($)		Stock Awards ($)(1)	Total ($)
Brian S. Charneski	31,350		3,494	34,844
Gary B. Christensen	36,550	(2)	4,496	41,046
John A. Clees	33,200		3,494	36,694
Kimberly T. Ellwanger	35,200		3,494	38,694
Peter N. Fluetsch	27,800		3,494	31,294
Daryl D. Jensen	41,250	(3)	4,496	45,746
Jeffrey S. Lyon	25,650		3,494	29,144
Donald V. Rhodes	60,000		4,496	64,496
Philip S. Weigand	29,200		3,494	32,694
(1)	Reflects the aggregate grant date fair value of awards, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, “Compensation—Stock Compensation” (“FASB ASC Topic 718”). For a discussion of valuation assumptions, please see footnotes to the financial statements of Heritage’s Annual Report on Form 10-K for the year ended December 31, 2011. Each director received an award of 244 shares of restricted stock, with the exception of Directors Christensen, Jensen and Rhodes, who each received an award of 314 shares on account of their service to both Heritage and Central Valley Bank. As of December 31, 2011, directors Charneski, Clees, Ellwanger, Fluetsch, Lyon and Weigand each had 362 shares of restricted stock outstanding and Directors Christensen, Jensen and Rhodes had 467 shares of restricted stock outstanding.
(2)	Includes $4,800 for service on the Board of Central Valley Bank.
(3)	Includes $5,250 for service on the Board of Central Valley Bank.

Fees

Each non-employee director, other than the Chairman, received a monthly retainer fee of $625, a $1,000 fee for each Board meeting attended ($750 if teleconferenced into the meeting) and a fee for each committee meeting attended. Effective May 1, 2011 the monthly retainer was increased to $875, a $1,000 fee for each Board meeting attended whether by teleconference or not, and a fee for each committee meeting attended. The Chairman of the Board received a monthly fee of $5,000. Committee meeting fees consisted of $1,000 for the Audit and Finance and Compensation Committee Chairs, $500 for Audit and Finance and Compensation Committee members, $500 for the Risk and Board Governance and Nominating Committee Chairs, $350 for Risk, Board Governance and Nominating, and Trust Committee members, $350 for the Donations Committee Chair and $300 for Donations Committee members. An additional $1,000 fee was also paid to all independent directors who attended the annual retreat. Mr. Vance does not receive any compensation for service as a director or Board committee member. The increased monthly retainer during 2011 was due to the Compensation Committee’s review of director compensation in comparison to the peer group in a study performed by the compensation consultant during 2010.

Equity Awards

Prior to 2010, non-employee directors have historically received annual grants of non-qualified stock options. As of December 31, 2011, the non-employee directors had unexercised stock option awards in the following amounts: Mr. Charneski, 7,050 shares; Mr. Christensen, 9,166 shares; Mr. Clees, 7,050 shares; Ms. Ellwanger, 6,000 shares; Mr. Fluetsch, 7,575 shares; Mr. Jensen, 9,166 shares; Mr. Lyon, 7,050 shares; Mr. Rhodes, 8,483 shares; and Mr. Weigand, 7,050 shares.

In 2010, we began granting restricted stock as the preferred method of equity amongst our peer group and across the industry. On March 24, 2011, each non-employee director received an award of 244 shares of

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restricted stock. Directors Jensen, Christensen, and Rhodes each received an additional award of 70 shares for their service as directors of Central Valley Bank. All awards vest ratably over the two-year period from the grant date.

COMPENSATION DISCUSSION AND ANALYSIS

In this section we discuss our executive compensation philosophy and programs at Heritage. The “Committee” refers to the Compensation Committee. Following this discussion, we disclose compensation for our named executive officers in the 2011 Summary Compensation Table and other compensation tables. The following individuals are our 2011 named executive officers:

•	Brian L. Vance—President and Chief Executive Officer of Heritage Financial Corporation

•	Jeffrey J. Deuel—Executive Vice President and Chief Operating Officer of Heritage Bank

•	Gregory D. Patjens—Executive Vice President and Chief Lending Officer of Heritage Bank

•	Donald J. Hinson—Senior Vice President and Chief Financial Officer of Heritage Financial Corporation

•	D. Michael Broadhead—President of Central Valley Bank

Executive Summary

Our Business

Heritage is a parent company of two wholly owned subsidiary banks – Heritage Bank located in Olympia, Washington and Central Valley Bank located in Yakima, Washington. Heritage’s total assets as of December 31, 2011 were approximately $1.4 billion. Heritage Bank has 27 branches located from Portland, Oregon to Seattle, Washington and Central Valley Bank has 6 branches located in the Yakima and Kittitas Valleys of Washington. Heritage’s vision is to be an innovative team providing financial services where our client’s success is our vision. We are committed to continuously improving customer satisfaction, employee empowerment and shareholder value.

2011 Business Highlights

While the past 12 months marked another year of volatile global economic conditions, throughout this period we were able to continue steady improvement in key performance metrics as a result of our disciplined leadership. Our performance in 2011 reflected our prudent capital management strategies, continued efforts to effectively integrate the two 2010 acquisitions and seek more growth opportunities while maintaining our core business operations. During 2011, we had the following significant accomplishments:

•

Capital Management Strategies—we implemented a stock repurchase program with approximately 201,000 shares repurchased when our stock price was below tangible book value. We reinstated our cash dividend and paid out a total of $0.38 per share for 2011 as well as a first quarter 2012 cash dividend of $0.06 per share, which provided value to our shareholders. Tangible common equity to tangible assets was 13.9% at year-end and the Company continued to maintain capital levels significantly in excess of the regulatory requirements.

•

Growth Opportunities—we pursued several acquisition opportunities with a disciplined approach and although we did not have any additional acquisitions, we opened two new branches and continued to integrate the two bank acquisitions from 2010.

•

Solid Balance Sheet—we increased total originated loans by approximately $35 million during the year and improved our deposit mix with non-interest demand deposits at 20.4% of total deposits at December 31, 2011, compared to 17.1% at December 31, 2010.

•

Credit Quality—nonperforming originated assets to total originated assets improved from the prior year by 24 basis points with potential problem loans decreasing by 41.3% while the allowance for loan losses to total originated loans remains solid at 2.66%.

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•	Net Interest Margin—at December 31, 2011 the net interest margin remained very strong at 5.41%, which was a 63 basis point increase from the prior year’s net interest margin of 4.78%.

2011 Executive Compensation Highlights

Executives received base salary increases in 2011 ranging from 2-4%, in accordance with the Company’s objective of controlled merit increases and the Committee’s ongoing focus to align the executive team at market competitive levels. Non-equity incentives were awarded based on the Company’s 2011 performance and equity incentives were awarded as a result of the strong 2010 financial performance. All compensation components are dependent upon the individual’s successful personal performance as well.

2011 Compensation Program Highlights

During 2011, the Committee acted in accordance with the compensation philosophy and provided executives compensation commensurate with market comparisons, Heritage’s financial performance and the executive’s individual performance. The Committee approved Stock Ownership Guidelines, which encouraged further corporate ownership by Board members and the Chief Executive Officer. The Company successfully received 91% of votes cast in support of executive compensation during the 2011 annual shareholder’s meeting as well as requested an annual vote on executive compensation, which the shareholders supported with 86% of the votes cast. The Committee continually strives to provide shareholder value while retaining key executives. The Committee continued to adhere to and research the enhanced requirements within the Dodd-Frank Wall Street Reform and Consumer Protection Act impacting Corporation’s compensation programs, which focus on deferred incentives, clawback policies and performance based compensation.

Philosophy and Objectives of Our Executive Compensation Program

Heritage’s compensation philosophy provides overarching guidelines for establishing and managing all elements of compensation. The philosophy targets total executive compensation at market competitive levels, which are defined as between the 50th and 75th percentile of peer banks in order to be market competitive, manage base salary levels, allow for performance-based compensation, recruit and retain key talent. The formal compensation philosophy takes into account factors such as internal consistency, experience, tenure, and scope of responsibility. The Committee seeks to target overall compensation at levels that it believes to be consistent with other comparable peers within the banking industry. Officer compensation is weighted toward Heritage’s achievement of stated annual and long-term performance objectives.

Our compensation programs are designed to link compensation with performance, taking into account competitive compensation levels at similar financial institutions and in the markets where we compete for talent. The policies and underlying philosophy governing our compensation programs include the following:

•

Employer of Choice—we view compensation as a key means of being an employer of choice in our markets and which allows us to attract and retain key employees critical to our long-term success. We provide competitive compensation packages in order to attract above-average employees.

•	Pay for Performance—provide incentive opportunities that reward outstanding individual and Company performance and involve appropriate levels of risk.

•

Flexibility—we recognize that the market for talent requires flexibility in compensation in order to attract qualified individuals. Salary ranges and individual compensation decisions take into account local competitive pressures and changing conditions, as well as regulatory restrictions.

This compensation philosophy is reviewed periodically by the Committee and is modified, as appropriate, to reflect market trends and industry best practices.

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Role of the Compensation Committee

The Committee, composed entirely of independent directors, establishes and monitors compensation programs for employees of Heritage and its subsidiaries. The Committee’s responsibilities are to:

•	review the goals, policies and objectives of the compensation plans of Heritage, Heritage Bank and Central Valley Bank;

•	review and administer our compensation plans in light of the goals and objectives of these plans, and adopt and recommend new compensation plans or amendments to existing plans;

•

review and approve actions affecting salaries, annual cash incentives, benefits, equity compensation grants and other compensation arrangements for the Chief Executive Officer and other named executive officers;

•	review and approve the corporate goals and objectives for the Chief Executive Officer annually;

•	review and recommend to the full Board for approval of director compensation and fees, benefits and equity compensation grants;

•	review and discuss the Compensation Discussion and Analysis with management; and

•	review our policies regarding the tax deductibility of compensation paid to executive officers for purposes of Section 162(m) of the Internal Revenue Code.

The Committee has the sole discretion: (a) to determine whether and to what extent any named executive officer compensation plans covering the executives encourage taking unnecessary and excessive risks that threaten Heritage’s value; (b) to determine whether and to what extent any other employee compensation plans covering the executives pose risks to Heritage that should be limited; (c) to determine whether and to what extent any compensation plans covering the executives encourage the manipulation of reported earnings; and (d) to limit or eliminate any compensation or compensation plan based on these determinations.

Role of Executives in Compensation Committee Deliberations

The Committee frequently requests the Chief Executive Officer and other executives to be present at Committee meetings to discuss executive compensation. Executive officers in attendance may provide their insights and suggestions, but only Compensation Committee members may vote on decisions regarding executive compensation. The Compensation Committee discusses the Chief Executive Officer’s compensation with him, but final deliberations and all votes regarding his compensation are made in executive session with independent directors and without the Chief Executive Officer present. The Committee also reviews the Chief Executive Officer’s recommendations and input from the independent compensation consultant regarding the other named executive officers’ compensation.

Compensation Consultant

The Committee has retained McLagan (formerly Amalfi Consulting) as its compensation consultant. The Committee engages McLagan for ongoing projects and services and acts as counsel to the Committee upon their request. McLagan reports directly to the Committee and the Committee reviews and approves all consulting projects performed by McLagan. The Committee may replace McLagan or hire additional consultants at any time. As an independent consulting firm, McLagan does not provide other non-executive services such as retirement or welfare plan administration.

2011 Compensation Consultant Services Provided

During 2011, McLagan served as an independent consultant to the Committee and attended Committee meetings upon their request. McLagan provided data to the Committee related to director compensation during

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the year as well. In December 2011, the Committee engaged McLagan to explore certain changes to our executive compensation structure in the areas of incentive awards and retirement plans. The report to the Committee regarding incentive awards presented features to encourage employees to focus on long-term results, including deferrals and equity performance vesting. The deferral feature means that incentive awards would potentially be deferred for a period and paid out only upon meeting a minimum performance condition. Similarly, performance vesting could be added to stock option and restricted stock awards. With respect to retirement plans, the McLagan report provided an overview of deferred compensation and supplemental executive retirement plans. Heritage does not currently have any retirement plan specifically for its executive officers and these plans are effective tools for rewarding and retaining key executives . The report also provided peer group data relative to the use of executive nonqualified retirement plans. As the Committee just received McLagan’s report in mid-February, it has not made any decisions as to how, or whether, to proceed with any changes to Heritage’s executive compensation structure.

Use of Competitive Data

During 2010, the Committee engaged McLagan to compile a peer compensation study. During that process, the Company compiled a custom peer group established generally on the following criteria:

•	publicly-traded financial institutions;

•	locations in the states of Alaska, Idaho, Montana, Oregon, Utah, Washington and Northern and Central California;

•	asset size of $700 million to $2 billion; and

•	comparable business model and performance results.

The 18 comparable commercial bank holding companies that comprised our peer group in the study consisted of the following:

Columbia Banking System, Inc.	Heritage Commerce Corp.	Washington Banking Company
West Coast Bancorp	Sierra Bancorp	Northrim Bancorp, Inc.
Farmers & Merchants Bancorp	Pacific Continental Corporation	Heritage Oaks Bancorp
Cascade Financial Corporation	Bank of Marin Bancorp	Riverview Bancorp, Inc.
PremierWest Bancorp	Intermountain Community Bancorp	North Valley Bancorp
Bridge Capital Holdings	Central Valley Community Bancorp	Timberland Bancorp, Inc.

In addition, the study included executive compensation information from published banking industry surveys including the Milliman and Roberts 2010 Northwest Financial Industry Survey, and surveys published by McLagan, The Delves Group, American Bankers Association, and Towers Watson.

The Committee engaged McLagan to assist with the 2010 review of executive pay. This review included data on salary, cash compensation (salary and annual cash incentives), direct compensation (cash compensation and all forms of equity compensation) and total compensation (direct compensation and all other forms of compensation). According to the consultant’s report provided in July 2010, salaries, cash compensation, direct compensation and total compensation amounts for the named executive officers generally fell below the market 50th percentile. The primary data source used in evaluating competitive market levels for the named executive officers was the peer group of the financial institutions above. This information was supplemented with banking industry survey data. The Committee took action during 2010 to more closely align the compensation of our named executive officers with our overall compensation philosophy statement and our peer group.

During 2011, the Committee did not conduct a full compensation study with the compensation consultant because a full study was completed during 2010 and executive compensation was adjusted to more closely align with the 50th percentile of the peer group. The Committee determined that a full compensation study is not necessary every year and will consider another study in 2012.

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Components of Compensation

The following table lists some of the major components of compensation that we may use as part of the compensation program.

Component	Key Characteristics	Purpose	Principal 2011 Actions
Base salary	Fixed compensation component. Reviewed annually and adjusted, if and when appropriate.	Intended to compensate an executive officer fairly for the responsibility level of the position held as well as be competitive within the banking industry.	Base salary increases ranged from 2-4% for the named executive officers.

Annual Incentives	Variable compensation component.	Intended to motivate and reward executive officers for achieving annual goals. The annual incentives are performance-based and reflect the actual performance results compared to established goals.	The named executive officers received annual incentive awards ranging from approximately $46,000 to $109,000.
Long-term Incentives	Variable compensation component. Performance-based award opportunity, generally granted annually. The awards have more recently been in the form of restricted stock awards but historically incentive stock options have also been granted.	Intended to motivate executive officers to achieve our business objectives by tying incentives to long-term performance. The increased stock ownership aligns employee and shareholder interests and serves as a retention tool.	The named executive officers received long-term incentives in the form of restricted stock awards ranging in value from $47,807 to $100,581.

Post-Employment Compensation	Fixed compensation component.	Intended to provide temporary income following an executive officer’s involuntary termination of employment and to retain senior executives in a competitive marketplace.	No changes to programs in 2011 that affected the named executive officers.

Base Salary

Salary levels of executive officers are designed to be competitive within the banking industry and are based on the experience and responsibility assigned to the officer. We utilize various compensation surveys and a peer group to obtain a general understanding of current base salary, salary range and total cash compensation trends of competitors to ensure that executive compensation is not significantly out of line with competitors of a similar size or within our market areas. The Compensation Committee may engage a compensation consultant to perform a more customized review, as it did in 2010. To set competitive salary ranges, the Compensation Committee evaluates current salary levels of other financial institutions with size, lines of business, geographic dispersion and market place position similar to ours. Base salaries for our executive officers other than the Chief Executive Officer are based upon recommendations by the Chief Executive Officer, taking into account the

23	2012 Proxy Statement and Notice of Annual Meeting of Shareholders

subjective and objective factors described above. The Committee reviews and approves or disapproves those recommendations. The base salary for the Chief Executive Officer is recommended to the Board of Directors by the Compensation Committee. The Chief Executive Officer is not present during discussions regarding his compensation.

The Compensation Committee generally meets in February of each year in order to approve the base salaries of the officers of Heritage and its subsidiaries effective April 1 of that year. This timing coincides with the review of the performance of the individual officer as well as the prior year performance of Heritage and its subsidiaries.

Salary Adjustments Made in Year 2011

The comprehensive review of executive compensation during 2010 reflected that generally base salary compensation lagged that of the median levels of our peer group. As a result, merit increases were provided to all of the named executive officers during 2010 to become more closely aligned with the median range of the peer group. During 2011, merit increases ranged from 2% to 4% for the named executive officers. The merit increases were based on the review of each individual’s performance throughout the year.

Annual Cash Incentives

We use annual cash incentives to focus attention on current strategic priorities and encourage achievement of corporate objectives. These incentives are made under our Management Incentive Plan. The objectives of the Plan are to reward and retain high performers, to drive Heritage’s long-term financial success, to encourage teamwork and to create an environment where executives are rewarded if Heritage achieves or exceeds pre-determined annual performance criteria. The Plan design incorporates a tiered approach with annual incentive awards that are linked to the achievement of pre-defined performance goals. The incentive ranges (as a percentage of salary) are designed to provide market competitive payouts for the achievement of minimum, target and maximum levels of performance. The annual awards are determined by previously approved goals, calculated based on financial and individual performance and then recommended by the Chief Executive Officer to the Committee. The Committee then reviews and approves or disapproves the annual cash incentive recommendations. Each of the named executive officers participates in the Management Incentive Plan.

The Committee approves the funding level for the Management Incentive Plan based on meeting or exceeding Company goals. Each performance goal has an established threshold (minimum), target and maximum expectation level; however no payment will be made for a goal if performance falls below the threshold level. Performance ratings for each specific corporate and individual goal between threshold and target or between target and maximum will result in the annual cash incentive payout being reduced or increased from target on a prorated basis. Each named executive officer has a scorecard with performance results and the Committee approves the final incentives paid. The Compensation Committee reserves the right, in its sole discretion, to not award any incentive payouts when extraordinary circumstances occur that may negatively impact Heritage.

2011 Annual Cash Incentive Award Determinations

In 2011, each of our named executive officers was eligible to participate in the Management Incentive Plan. Messrs. Vance, Deuel, Patjens, Hinson and Broadhead had an annual cash incentive opportunity based on corporate goals and performance. To be eligible to receive an award, corporate performance had to exceed a threshold level, the executive had to achieve a satisfactory individual performance evaluation and the overall Company incentives paid out could not exceed 15% of the Company’s net income.

24	2012 Proxy Statement and Notice of Annual Meeting of Shareholders

The opportunities for cash incentive awards for our named executive officers are detailed in the table below.

Executive	Target Opportunity as % of Salary	Maximum Opportunity as % of Salary	Annual Cash Incentive Received as % of Salary
Brian L. Vance	40%	60%	36%
Jeffrey J. Deuel	30%	45%	27%
Gregory D. Patjens	30%	45%	27%
Donald J. Hinson	30%	45%	27%
D. Michael Broadhead	30%	45%	27%

Performance Goals

In February 2011, the Committee approved all goals for the named executive officers which were related to Heritage’s performance. These goals are set forth in the table below.

Corporate Goal	Weighting	Threshold	Target	Maximum	Actual Performance
Nonperforming Originated Assets to Total Originated Assets	25%	3.00%	2.70%	2.40%	2.14%
Efficiency Ratio	25%	74.00%	70.00%	66.00%	68.82%
Net Interest Margin(1)	25%	4.50%	4.85%	5.10%	5.41%
Net Income	25%	$6.5 million	$9.0 million	$12.0 million	$6.52 million
(1)	Noninterest expense divided by the sum of net interest income and noninterest income.

Each named executive is required to have a satisfactory rating on their individual performance evaluation and the aggregate of all cash incentives paid for the Company could not exceed 15% of the Company’s net income. Due to the 15% cash incentive pool limitation, the earned cash incentives were pro-rated and therefore each of the named executive officers’ annual cash incentives was reduced by approximately 12%. The following table reflects the originally calculated, or earned annual cash incentive and the actual pro-rata annual cash incentive paid to the named executive officers for the 2011 performance:

Name	Earned Annual Cash Incentive ($)	Pro-Rata Annual Cash Incentive ($)
Brian L. Vance	123,818	109,175
Jeffrey J. Deuel	65,441	57,705
Gregory D. Patjens	52,976	46,711
Donald J. Hinson	54,845	48,359
D. Michael Broadhead	54,535	48,085

Equity-based Compensation

Equity-based compensation is intended to more closely align the financial interests of our executives with long-term shareholder value, and to assist in the retention of key executives. Historically, we have granted equity-based compensation to officers in the form of incentive stock options and restricted stock awards. During 2010 we adopted, and our shareholders approved, the 2010 Omnibus Equity Plan, which allowed us to grant stock options, stock appreciation rights, restricted stock, restricted performance stock, unrestricted stock or performance unit awards to directors, officers and other employees of Heritage and its subsidiaries.

Stock options and restricted stock awards are awarded based on the closing price of Heritage’s stock on the date of grant. The date of grant is the date that the options or awards are approved by the Committee, or by the shareholders at the annual shareholders meeting if the level of grants requires a new option or award plan.

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Generally, stock options and restricted stock awards are granted to officers annually during the February Committee meeting. One-time grants of options and/or restricted stock awards to individuals occur occasionally at the discretion of the Committee.

Stock options granted prior to 2010 vest ratably over three years and expire five years after they become exercisable. Stock options granted under the 2010 Omnibus Equity Plan generally vest ratably over four years and expire ten years after they are granted. Restricted stock awards granted prior to 2010 generally have a five-year cliff vesting schedule. The majority of the restricted stock awards granted to date under the 2010 Omnibus Equity Plan vest ratably over four years while some grants awarded have a three-year cliff vesting schedule. Future awards may be granted with different vesting schedules.

Equity Grant Award Determination

The Chief Executive Officer makes recommendations to the Compensation Committee regarding the amount and terms of equity awards for the other named executive officers. Using the recommendations of the Chief Executive Officer, the Compensation Committee determines which executives will receive awards and determines the number of shares subject to each award. The Chair of the Compensation Committee, working with the independent compensation consultant, recommends to the Committee the amount and terms of equity awards for the Chief Executive Officer.

2011 Equity Award Determinations

In February 2011, the named executive officers received grants of restricted stock awards. Heritage applied a tiered structure with target award opportunities expressed as a percentage of salary during 2011, as described in the table below. Subjective factors were used to differentiate individual performance. Executive officers are assigned to one of five different tier levels based upon factors such as title, position and/or responsibilities. The tier level is the primary factor used to determine the equity award each executive officer may earn. The target opportunity is based upon a percentage of salary and placement within the tiered structure. If an officer did not meet his or her goals under the Management Incentive Plan for the prior year, the officer may not receive an award, or the award may be reduced. The Committee may make discretionary grants of stock options or restricted stock, based on factors relating primarily to the responsibilities of individual executives, their expected future contributions to Heritage and the recruitment of new officers.

The table below contains the tier level for each of the named executive officers, as well as their potential and actual 2011 awards, expressed as a percentage of base salary.

Executive	Tier	Target Opportunity as % of Salary	Maximum Opportunity as % of Salary	2011 Actual Award as % of Salary(1)
Brian L. Vance	I	30%	45%	33%
Jeffrey J. Deuel	II	25%	37.5%	27%
Gregory D. Patjens	II	25%	37.5%	28%
Donald J. Hinson	II	25%	37.5%	28%
D. Michael Broadhead	II	25%	37.5%	27%
(1)	Calculated using grant date fair value of equity awards as a percentage of 2011 base salary.

To determine the 2011 equity awards, Heritage took into consideration whether the named executive officers met their individual performance goals under the Management Incentive Plan for 2010. The 2011 actual awards as a percentage of salary were higher than the target level because the awards are determined on the prior year performance goals. The 2010 performance results were 113% of target, thus the 2011 awards were higher as a percentage of salary.

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Retirement Plan

We maintain a 401(k) Employee Stock Ownership Plan as a retirement plan. The KSOP is a defined contribution plan and is designed to provide employees with savings opportunities and financial security during retirement. Heritage makes three different contributions to the plan:

•	A contribution matching 50% of an employee’s salary deferral contributions up to 6% of an employee’s eligible compensation;

•

A profit-sharing contribution which includes a fixed contribution of 2% of an employee’s eligible compensation and a discretionary contribution based on a percentage of an employee’s eligible compensation based on Heritage’s financial performance and management’s recommendation and as approved by the Board. For 2011, the discretionary contribution was equal to 1% of employees’ eligible compensation; and

•

A stock contribution as a result of the employee stock ownership plan determined based on the current employee stock ownership plan’s loan principal and interest repayments, which is allocated as a percentage of eligible compensation.

Perquisites and Other Benefits

The President and Chief Executive Officer of Heritage or its subsidiaries receives perquisites in the form of golf club memberships and use of automobiles. These perquisites are considered a priority for these individuals because of their community involvement and business development activities. Executive officers participate in Heritage’s other benefit plans on the same terms as other employees. These plans include medical, dental and vision insurance, life insurance, long-term disability and flexible spending accounts.

Tax and Accounting Considerations

Heritage takes into account tax and accounting implications in the design of its compensation programs. For example, in the selection of long-term incentive instruments, the Compensation Committee reviews the projected expense amounts and expense timing associated with alternative types of awards. In selecting appropriate incentive devices, the Compensation Committee reviews extensive modeling analyses and considers the related tax and accounting issues.

Section 162(m) of the Internal Revenue Code places a limit on the tax deduction for compensation in excess of $1 million paid to the Chief Executive Officer and four most highly compensated executive officers of a corporation in a taxable year. All of the compensation Heritage paid in 2011 to the named executive officers is expected to be deductible under Section 162(m) of the Code. The Compensation Committee retains the discretion, however, to pay non-deductible compensation if it believes doing so is in our best interests.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee of the Heritage Board of Directors has submitted the following report for inclusion in this Proxy Statement:

The Compensation Committee has reviewed and approved the Compensation Discussion and Analysis contained in this Proxy Statement with management. Based on the Committee’s discussion with management, the Compensation Committee recommended that the Board of Directors approve and include the Compensation Discussion and Analysis in this Proxy Statement.

Respectfully submitted by:

Kimberly T. Ellwanger, Chair of the Committee

Gary B. Christensen, Member

Peter N. Fluetsch, Member

Jeffrey S. Lyon, Member

Philip S. Weigand, Member

This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, and shall not otherwise be deemed filed under such acts.

27	2012 Proxy Statement and Notice of Annual Meeting of Shareholders

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table shows the aggregate compensation for services rendered to Heritage or its subsidiaries by the named executive officers in all capacities paid or accrued for the years ended December 31, 2011, 2010 and 2009.

Name and Principal Position	Year		Salary ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)		Total ($)
Brian L. Vance	2011		304,722	100,581	-	109,175	32,139	(2)	546,617
President & Chief Executive Officer	2010		270,420	71,457	-	107,190	25,443		474,510
	2009		238,200	67,750	-	-	22,632		328,582
Jeffrey J. Deuel	2011		215,980	59,064	-	57,705	34,527	(2)	367,276
Executive Vice President Chief Operating Officer	2010		166,029	74,400	80,512	67,501	23,475		411,917
	2009	(3)	-	-	-	-	-		-
Gregory D. Patjens	2011		172,551	47,807	-	46,711	18,845	(2)	285,914
Executive Vice President Chief Lending Officer	2010		155,601	18,477	18,515	49,896	11,820		254,309
	2009		147,840	-	8,388	-	8,652		164,880
Donald J. Hinson	2011		179,964	49,502	-	48,359	21,065	(2)	298,890
Senior Vice President Chief Financial Officer	2010		157,953	31,179	16,441	44,307	13,859		263,740
	2009		131,280	-	-	6,990	9,328		147,598
D. Michael Broadhead	2011		180,255	49,220	-	48,085	21,670	(2)	299,230
President, Central Valley Bank	2010		164,268	19,688	19,730	53,168	16,538		273,393
	2009		156,765	-	-	22,000	20,659		199,424
(1)	Reflects the aggregate grant date fair value of awards, computed in accordance with FASB ASC Topic 718. For a discussion of valuation assumptions, please see footnotes to the financial statements of Heritage’s Annual Report on Form 10-K for the year ended December 31, 2011.
(2)	Includes KSOP employer contribution and match of $16,156, $16,156, 13,745, 14,789 and 15,392 for Messrs. Vance, Deuel, Patjens, Hinson and Broadhead respectively. Also includes employer-paid life insurance premiums and perquisites, as well as a housing allowance for Mr. Deuel.
(3)	Mr. Deuel was hired on February 24, 2010.

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Grants of Plan-Based Awards Table

The following table discloses each plan-based award for the named executive officers for the year ended December 31, 2011.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Possible Payouts Under Equity Incentive Plan Awards (2)			Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date	Threshold ($)	Target ($)	Max ($)	Threshold ($)	Target ($)	Max ($)
Brian L. Vance	-	-	119,203	178,805	-	-	-	-	-
	2/24/2011	-	-	-	-	89,402	134,104	14.87	100,581
Jeffrey J. Deuel	-	-	63,002	94,504	-	-	-	-	-
	2/24/2011	-	-	-	-	52,502	78,753	14.87	59,064
Gregory D. Patjens	-	-	51,001	76,502	-	-	-	-	-
	2/24/2011	-	-	-	-	42,501	63,752	14.87	47,807
Donald J. Hinson	-	-	52,801	79,202	-	-	-	-	-
	2/24/2011	-	-	-	-	44,001	66,002	14.87	49,502
D. Michael Broadhead	-	-	52,502	78,754	-	-	-	-	-
	2/24/2011	-	-	-	-	43,752	65,628	14.87	49,220
(1)	Represents the threshold, target, and maximum award opportunities under the Management Incentive Plan. The actual non-equity incentive plan awards are presented in the Summary Compensation Table.
(2)	Represents the threshold, target and maximum award opportunities for equity awards. The actual equity awards are presented in the Summary Compensation table and Messrs. Vance, Deuel, Patjens, Hinson and Broadhead received 6,764, 3,972, 3,215, 3,329 and 3,310 shares respectively as of February 24, 2011 for 2010 performance.

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Outstanding Equity Awards Table

The following table shows the outstanding option awards and unvested stock awards held by the named executive officers as of December 31, 2011.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares That Have Not Yet Vested (#)		Market Value of Shares That Have Not Yet Vested ($)(1)
Brian L. Vance	4,200	-	$20.11	3/18/12	-		-
	5,250	-	$20.50	2/17/13	-		-
	10,500	-	$25.95	4/28/14	-		-
	-	-	-	-	19,042	(2)	239,168
Jeffrey J. Deuel	13,333	6,667	$14.88	2/25/18	-		-
	-	-	-	-	8,972	(3)	112,668
Gregory D. Patjens	1,260	-	$20.11	3/18/12	-		-
	1,260	-	$20.50	2/17/13	-		-
	2,400	-	$25.94	4/28/14	-		-
	3,600	-	$11.35	2/26/17	-		-
	1,219	3,657	$14.77	5/25/20	-		-
	-	-	-	-	5,978	(4)	75,084
Donald J. Hinson	1,260	-	$20.95	8/29/13	-		-
	1,200	-	$25.94	4/25/14	-		-
	3,000	-	$11.35	2/26/17	-		-
	1,083	3,247	$14.77	5/25/20	-		-
	-	-	-	-	8,662	(5)	108,795
D. Michael Broadhead	1,890	-	$20.11	3/18/12	-		-
	1,890	-	$20.50	2/17/13	-		-
	3,525	-	$25.94	4/28/14	-		-
	5,100	-	$11.35	2/26/17	-		-
	1,299	3,897	$14.77	5/25/20	-		-
	-	-	-	-	6,309	(6)	79,241
(1)	The market value of restricted stock is the number of shares that have not vested multiplied by the December 31, 2011 closing stock price of $12.56.
(2)	Reflects 1,650 shares granted on June 20, 2007, 2,000 shares granted on February 28, 2008 and 5,000 shares granted on September 29, 2009, each of which vests five years from the date of grant; and 3,628 shares granted on May 25, 2010 and 6,764 shares granted on February 23, 2011, which each vest ratably over the four years from date of grant.
(3)	Reflects 5,000 shares granted on February 25, 2010, which vests five years from the date of grant; and 3,972 shares granted on February 24, 2011, which vests ratably over the four years from the date of grant.
(4)	Reflects 825 shares granted on June 20, 2007 and 1,000 shares granted on February 28, 2008, each of which vests five years from the date of grant; and 938 shares granted on May 25, 2010 and 3,215 shares granted on February 24, 2011, which each vest ratably over the four years from date of grant.
(5)	Reflects 300 shares granted on June 20, 2007, 2,500 shares granted on July 24, 2007 and 700 shares granted February 28, 2008, each of which vests five years from the date of grant; 1,000 shares granted on May 25, 2010 which vests three years from date of grant and 833 shares granted on May 25, 2010 and 3,329 shares granted on February 24, 2011, which each vest ratably over the four years from date of grant.
(6)	Reflects 850 shares granted on June 20, 2007 and 1,150 shares granted on February 28, 2008, each of which vests five years from the date of grant; and 999 shares granted on May 25, 2010 and 3,310 shares on February 24, 2011, which each vest ratably over the four years from date of grant.

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Option Exercises and Stock Vested

The following table shows the value realized upon the vesting of stock awards for the named executive officers during the year ended December 31, 2011. The named executive officers did not exercise any stock options.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Brian L. Vance	2,000	29,500
Brian L. Vance	1,210	15,391
Jeffrey J. Deuel	-	-
Gregory D. Patjens	313	3,981
Donald J. Hinson	278	3,536
D. Michael Broadhead	334	4,248

Potential Payments Upon Termination or Change in Control

This discussion and the table below reflect the estimated amount of compensation that would be paid to each of our named executive officers in the event of various terminations of employment. The values assume a termination date of December 31, 2011. The exact values would need to be calculated upon the actual termination of employment. The calculations do not include compensation and benefits the executives receive that are generally available to our employees.

Name	Compensation and/or Benefits Payable upon Termination	Termination Without Cause by Employer or Termination for Good Reason by Employee	Qualifying Termination in Connection with a Change in Control	Termination in the Event of Retirement	Termination in the Event of Disability	Termination in the Event of Death
Brian L. Vance	Cash Severance	613,920	917,810	(2)	-	-
	Accelerated Vesting of Equity Awards(1)	239,168	239,168	(2)	239,168	239,168
Jeffrey J. Deuel	Accelerated Vesting of Equity Awards(1)	-	112,688	(2)	112,688	112,688
Gregory D. Patjens	Accelerated Vesting of Equity Awards(1)	-	79,440	(2)	75,084	75,084
Donald J. Hinson	Accelerated Vesting of Equity Awards(1)	-	112,425	(2)	108,795	108,795
D. Michael Broadhead	Cash Severance	182,004	364,008	-	-	-
	Accelerated Vesting of Equity Awards(1)	83,436	89,607	83,436	83,436	83,436
(1)	Based on the closing price of Heritage’s common stock on December 31, 2011 ($12.56).
(2)	The executive has not yet reached retirement age (65).

Employment Agreements and Severance/Change in Control Benefits

The rationale for having employment and severance/change in control agreements in place is to retain the employment of the named executive officers, and the talent, skills, experience and expertise that they provide to Heritage. Retention of the current leadership team is a critical goal of the Board as it protects Heritage and the shareholders, provides stability and the type of skilled leadership needed in the current environment.

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Employment Agreements.    Brian L. Vance entered into an employment agreement with Heritage and Heritage Bank and D. Michael Broadhead entered into an employment agreement with Heritage and Central Valley Bank. These agreements have initial terms from December 3, 2010 through March 31, 2012. Beginning on April 1, 2012, Mr. Vance’s agreement will be for a term of three years and Mr. Broadhead’s agreement will be for a term of one year, and on each April 1 beginning on April 1, 2013, the term of each agreement will be extended for a period of one year. Subject to the terms of the agreements, each agreement may be terminated by either party by giving written notice to the other party at least 90 days prior to April 1, 2012 or any extended term. Mr. Vance’s agreement provides for an annual base salary of at least $298,008 and Mr. Broadhead’s agreement provides for an annual base salary of at least $175,008. During the term of the agreements, Messrs. Vance and Broadhead may participate in an equitable manner with all other executive officers of Heritage and Heritage Bank (in the case of Mr. Vance) and Central Valley Bank (in the case of Mr. Broadhead) in such performance-based and discretionary bonuses for executive officers declared by the Board of Directors or a Board committee. In addition, the agreements provide for Messrs. Vance and Broadhead’s participation in benefit programs generally maintained for executive officers of Heritage relating to pension, retirement, thrift, profit-sharing, savings, group or other life insurance, hospitalization, medical and dental coverage, travel and accident insurance, education, cash bonuses, and stock and stock option-related plans. Messrs. Vance and Broadhead are also eligible to participate in, and receive benefits under, any other fringe benefit plans or perquisites which are or may become generally available to our executive officers. They are also provided with automobiles for business use.

Severance Benefits.    The employment agreements of Messrs. Vance and Broadhead provide for severance benefits if the executive experiences an involuntary termination; that is, the executive’s employment is terminated (other than for cause or in connection with a change in control) or the executive terminates his own employment due to a material diminution of or interference with his duties, responsibilities or benefits. Under Mr. Vance’s employment agreement, Heritage and Heritage Bank would be required to pay to him over the remaining term of his agreement (which currently expires on March 31, 2012) an amount equal to two times his salary. Under Mr. Broadhead’s agreement, Heritage and Central Valley Bank would be required to pay to him his salary over a one-year period, beginning with the date of termination. Messrs. Vance and Broadhead would also receive (1) any bonus or other incentive compensation due to him and (2) substantially the same group life insurance, hospitalization, medical, dental, prescription drug and other health benefits, and long-term disability insurance as if he had not suffered involuntary termination (to continue over the period during which his salary is being paid). In addition, any equity awards granted to Mr. Vance or Mr. Broadhead by Heritage that are subject to vesting, performance or target requirements will be treated as having satisfied the applicable requirement.

Change in Control Benefits.    Change in control benefits are included in the employment agreements of Messrs. Vance and Broadhead. The employment agreements of Messrs. Vance and Broadhead provide for change in control benefits if, within 12 months following a change in control, the executive experiences an involuntary termination. Under Mr. Vance’s employment agreement, Heritage and Heritage Bank would be required to pay to him over the remaining term of his agreement (which currently expires on March 31, 2012) an amount equal to 2.99 times his base amount (as defined in Internal Revenue Code Section 280G). Under Mr. Broadhead’s agreement, Heritage and Central Valley Bank would be required to pay to him two times his salary over a one-year period, beginning with the date of termination. Both executives would also be entitled to continuation of benefits and accelerated vesting of awards, as described in the paragraph above regarding severance benefits.

Equity Plans

Our Restricted Stock Plan of 2002 and Restricted Stock Plan of 2006 and 2010 Omnibus Equity Plan provide for accelerated vesting of awards upon disability, death or retirement (at or after age 65). The 2010 Omnibus Equity Plan provides for accelerated vesting of awards upon disability, death or retirement (at or after age 65 and 10 years of service). The 2010 Omnibus Equity Plan further provides that in the event of a change in control, if Heritage is not the surviving corporation and the acquirer does not assume outstanding awards or substitute equivalent awards, or if the award recipient is terminated without cause or if the award recipient

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terminates his or her own employment for good reason within 24 months following a change in control, then all outstanding awards will become immediately exercisable or vested. Our 1998 Stock Option and Restricted Stock Award Plan, Restricted Stock Plan of 2002, Restricted Stock Plan of 2006 and Incentive Stock Option Plan of 2006 provide for immediate vesting of all outstanding awards in connection with a change in control.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee during 2011 were Directors Ellwanger, Charneski, Christensen, Fluetsch and Jensen. The members of the Compensation Committee as of the mailing date of this proxy statement were Directors Ellwanger, Christensen, Fluetsch, Lyon and Weigand. No members of this Committee were officers or employees of Heritage or any of its subsidiaries during the year ended December 31, 2011, nor were they formerly officers or had any relationships otherwise requiring disclosure.

PROPOSAL 2—ADVISORY VOTE ON EXECUTIVE COMPENSATION

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank Act”), we are required to include in this Proxy Statement and present at the meeting a non-binding shareholder vote to approve the compensation of our named executive officers, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC. This proposal, commonly known as a “say-on-pay” proposal, gives shareholders the opportunity to endorse or not endorse the compensation of Heritage’s executives as disclosed in this Proxy Statement. The proposal will be presented at the annual meeting in the form of the following resolution:

RESOLVED, that the shareholders approve the compensation of Heritage Financial Corporation’s named executive officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables and related material in Heritage’s Proxy Statement for the 2012 annual meeting of shareholders.

This vote will not be binding on our Board of Directors or Compensation Committee and may not be construed as overruling a decision by the Board or create or imply any additional fiduciary duty on the Board. It will also not affect any compensation paid or awarded to any executive. The Compensation Committee and the Board may, however, take into account the outcome of the vote when considering future executive compensation arrangements.

The purpose of our compensation policies and procedures is to attract and retain experienced, highly qualified executives critical to our long-term success and enhancement of shareholder value. We believe that our compensation policies and procedures are strongly aligned with the long-term interests of our shareholders. As discussed in the Compensation Discussion and Analysis, the Compensation Committee of the Board of Directors believes that the executive compensation for 2011 is reasonable and appropriate, is justified by Heritage’s performance in an extremely difficult environment and is the result of a carefully considered approach. In considering how to vote on this proposal, the Board requests that you consider the following factors:

•

Heritage’s capital management strategies, which included the implementation of a stock repurchase program and the reinstatement of the cash dividend while maintaining solid capital levels in excess of regulatory requirements.

•	Heritage’s performance when measured by credit quality reflects relatively low nonperforming originated assets to total originated assets ratio compared to its peer group.

•

Executive compensation has seen minimal increases over the last several years until 2010 when we aligned our executives with our compensation philosophy to attain the 50th percentile of their peer group.

•	Heritage’s leadership team strives to fairly compensate and retain quality management while managing and balancing risks and rewards.

The Board of Directors recommends that you vote FOR approval of the compensation of our named executive officers as disclosed in this Proxy Statement.

33	2012 Proxy Statement and Notice of Annual Meeting of Shareholders

REPORT OF THE AUDIT AND FINANCE COMMITTEE

The following Report of the Audit and Finance Committee of the Board of Directors shall not be deemed to be soliciting material or to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent Heritage specifically incorporates this report therein, and shall not otherwise be deemed filed under these Acts.

Management is responsible for: (1) preparing Heritage’s financial statements so that they comply with generally accepted accounting principles and fairly present Heritage’s financial condition, results of operations and cash flows; (2) issuing financial reports that comply with the requirements of the SEC; and (3) establishing and maintaining adequate internal control structures and procedures for financial reporting. The Audit Committee’s responsibility is to monitor and oversee these processes. In furtherance of its role, the Audit and Finance Committee undertakes periodic reviews of Heritage’s internal controls and areas of potential exposure, such as litigation matters. The Committee meets at least quarterly and reviews the interim financial results and earnings releases prior to their publication.

The Audit and Finance Committee reports as follows with respect to Heritage’s audited financial statements for the year ended December 31, 2011:

•	The Audit and Finance Committee has reviewed and discussed the audited financial statements with management;

•

The Audit and Finance Committee has discussed with the independent registered public accounting firm, KPMG LLP, the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T;

•

The Audit and Finance Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit and Finance Committee concerning independence, and has discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence; and

•

The Audit and Finance Committee has, based on its review and discussions with management of the 2011 audited financial statements and discussions with the independent registered public accounting firm, recommended to the Board of Directors that Heritage’s audited financial statements for the year ended December 31, 2011 be included in its Annual Report on Form 10-K.

The foregoing report is provided by the following directors, who constitute the Audit and Finance Committee:

Respectfully submitted:	Daryl D. Jensen (Chairman)
Brian S. Charneski
Gary B. Christensen
John A. Clees
Jeffrey S. Lyon
Philip S. Weigand

34	2012 Proxy Statement and Notice of Annual Meeting of Shareholders

PROPOSAL 3—RATIFICATION OF THE APPOINTMENT

OF REGISTERED PUBLIC ACCOUNTING FIRM

Appointment of Independent Registered Public Accounting Firm

The Audit and Finance Committee of the Board of Directors has appointed Crowe Horwath LLP as its independent registered public accounting firm for the year ending December 31, 2012. KPMG LLP served as Heritage’s independent auditor for the fiscal year ended December 31, 2011. Heritage terminated its engagement of KPMG LLP as its independent registered public accounting firm upon the completion of the audit for fiscal year ended December 31, 2011. In connection with the audit as of and for the years ended December 31, 2011 and 2010, and the subsequent interim period through March 2, 2012, (1) there were no disagreements with KPMG LLP on any matter of accounting principle or practice, financial statement disclosure, auditing scope or procedure, whereby such disagreements, if not resolved to the satisfaction of KPMG LLP, would have caused them to make reference thereto in their report on the financial statements for such years; and (2) there have been no reportable events (as defined in Item 304(a)(1)(v) of Regulation S-K). You are asked to ratify the appointment of Crowe Horwath LLP at the annual meeting. Although shareholder ratification of the appointment of Crowe Horwath LLP is not required by our bylaws or otherwise, our Board of Directors is submitting this appointment to shareholders for their ratification at the annual meeting as a matter of good corporate practice. If the appointment of Crowe Horwath LLP is not ratified by our shareholders, the Audit and Finance Committee may appoint another independent registered public accounting firm or may decide to maintain its appointment of Crowe Horwath LLP. Even if the appointment of Crowe Horwath is ratified by the shareholders at the annual meeting, the Audit and Finance Committee, in its discretion, may select a different independent registered public accounting firm at any time during the year.

The Audit and Finance Committee operates under a written charter adopted by the Board of Directors. In fulfilling its oversight responsibility of reviewing the services performed by Heritage’s independent registered public accounting firm, the Committee carefully reviews the policies and procedures for the engagement of the independent registered public accounting firm. The Audit and Finance Committee discussed with KPMG LLP the overall scope and plans for the audit, and the results of the audit for the year ended December 31, 2011. The Committee also reviewed and discussed with KPMG LLP the fees paid, as described below, and determined the fees billed for services was compatible with KPMG LLP maintaining its independence.

A representative of Crowe Horwath LLP is expected to attend the meeting to respond to appropriate questions and will have an opportunity to make a statement if he or she so desires. Representatives of KPMG LLP will not be attending the meeting.

The Board of Directors unanimously recommends that you vote FOR the ratification of the appointment of Crowe Horwath LLP as the independent registered public accounting firm for Heritage for the year ending December 31, 2012.

35	2012 Proxy Statement and Notice of Annual Meeting of Shareholders

Audit Fees

The following table sets forth the aggregate fees billed or expected to be billed to Heritage by KPMG LLP for professional services rendered for the years ended December 31, 2011 and 2010.

	Year Ended December 31,
	2011	2010
Audit Fees(1)	$396,500	$654,717
Audit-Related Fees(2)	30,000	29,338
Tax Fees	81,901	42,600

Total	$508,401	$726,655

(1)	Audit fees consists of fees paid for the audit of Heritage’s consolidated financial statements in the Form 10-K, audit of Heritage’s statements of assets acquired and liabilities assumed in the Form 8-K/As, and review of financial statements included in the Form 10-Qs, including services normally provided by an accountant in connection with statutory and regulatory filings or engagements, and the review of registration statements filed with the SEC and the issuance of consents and comfort letters. Includes costs of $110,139 associated with the secondary offering during the year ended December 31, 2010.
(2)	Includes costs incurred in relation to the audit of the employee benefit plan.

Pre-approval Policy

It is the policy of the Audit and Finance Committee to pre-approve all audit and permissible non-audit services to be provided by the registered public accounting firm and the estimated fees for these services. Pre-approval is typically granted by the full Audit and Finance Committee. In considering non-audit services, the Audit and Finance Committee will consider various factors, including but not limited to, whether it would be beneficial to have the service provided by the independent registered public accounting firm and whether the service could compromise the independence of the independent registered public accounting firm. For the year ended December 31, 2011, the Audit and Finance Committee approved all, or 100%, of the services provided by KPMG LLP that were designated as audit fees, audit-related fees, tax fees and all other fees as set forth in the table above.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act requires our directors and executive officers, and persons who own more than 10% of Heritage’s common stock to report their initial ownership of the common stock and any subsequent changes in that ownership to the SEC. Specific due dates for these reports have been established by the SEC and we are required to disclose in this Proxy Statement any late filings or failures to file. Based solely on our review of the copies of such forms we have received and written representations provided to us by the above referenced persons, we believe that, during the year ended December 31, 2011, all filing requirements applicable to our reporting officers, directors and greater than 10% shareholders were properly and timely complied with.

36	2012 Proxy Statement and Notice of Annual Meeting of Shareholders

SHAREHOLDER PROPOSALS

In order to be eligible for inclusion in the proxy materials for next year’s annual meeting of shareholders, any shareholder proposal to take action at such meeting must be received at the executive office at 201 Fifth Avenue S.W., Olympia, Washington 98501, no later than November 19, 2012. Any such proposals shall be subject to the requirements of the proxy rules adopted under the Securities Exchange Act, and as with any shareholder proposal (regardless of whether included in our proxy materials), our Articles of Incorporation and Bylaws.

Our Articles of Incorporation generally provide that shareholders will have the opportunity to nominate Heritage directors if the nominations are made in writing and delivered to our Chairman not less than 14 days nor more than 50 days before such annual meeting of shareholders; provided, however, if less than 21 days’ notice of the meeting is given, the shareholder’s notice shall be delivered to the Chairman no later than the close of the seventh day following the date on which notice of the meeting was mailed to shareholders. As specified in the Articles of Incorporation, the notice with respect to nominations for election of directors must set forth certain information regarding each nominee for election as a director, including the name and address of each proposed nominee, the principal occupation of each proposed nominee, the total number of shares of Heritage common stock that will be voted for each shareholder proposed nominee, the name and address of the nominating shareholder, and the number of shares of Heritage common stock owned by the nominating shareholder. Heritage’s Board Governance and Nominating Committee, in its discretion, may disregard any nominations that do not comply with the above-listed requirements. Upon the Board Governance and Nominating Committee’s instructions, the vote teller may disregard all votes cast for a nominee if the nomination does not comply with the above-listed requirements.

MISCELLANEOUS

The Board of Directors is not aware of any business to come before the annual meeting other than the matters described in this Proxy Statement. However, if any other matters should properly come before the meeting, it is intended that proxies in the accompanying form will be voted in respect thereof in accordance with the judgment of the person or persons voting the proxies.

We will pay the cost of soliciting proxies. In addition to this mailing, our directors, officers and employees may also solicit proxies personally, electronically or by telephone without additional compensation. We will also reimburse brokers and other nominees for their expenses in sending these materials to you and obtaining your voting instructions.

Our annual report for the year ended December 31, 2011 (including consolidated financial statements) has been mailed along with this Proxy Statement to all shareholders of record as of March 5, 2012. The annual report is not to be treated as part of the proxy solicitation material or having been incorporated by reference in this Proxy Statement.

A copy of Heritage’s Form 10-K that was filed with the Securities and Exchange Commission on March 2, 2012 will be provided to you without charge if you are a shareholder of Heritage as of March 5, 2012. Please make your written request to:

Heritage Financial Corporation

Attention: Kaylene M. Lahn

Corporate Secretary

201 Fifth Avenue S.W.

Olympia, Washington 98501

37	2012 Proxy Statement and Notice of Annual Meeting of Shareholders

REVOCABLE PROXY

HERITAGE FINANCIAL CORPORATION

ANNUAL MEETING OF SHAREHOLDERS

MAY 2, 2012

The undersigned hereby appoints Daryl D. Jensen and Donald V. Rhodes, and each of them, with full powers of substitution to act as attorneys and proxies for the undersigned, to vote all shares of common stock of Heritage Financial Corporation (the “Company” or “Heritage”) which the undersigned is entitled to vote at the annual meeting of shareholders, to be held at the Phoenix Inn Suites, 417 Capitol Way N., Olympia, Washington, on Wednesday, May 2, 2012, at 10:30 a.m., local time, and at any and all adjournments thereof, as follows:

FOR ALL
	The Heritage Board of Directors recommends that you vote FOR the following	FOR	WITHHELD	EXCEPT
nominees:

1.	Election as director of the nominees listed below for a one-year term (except as marked to the contrary below).	☐	☐	☐

Gary B. Christensen
John A. Clees
Kimberly T. Ellwanger
Philip S. Weigand

INSTRUCTION: To withhold authority to vote
for any individual nominee, mark “For All Except” and
write that nominee’s name in the space provided below.

The Heritage Board of Directors recommends that you vote FOR the following proposals:

		FOR	AGAINST	ABSTAIN
2.	Approval of an advisory (non-binding) vote on executive compensation.	☐	☐	☐

		FOR	AGAINST	ABSTAIN
3.	Ratification of the appointment of Crowe Horwath LLP as Heritage’s independent registered public accounting firm for the fiscal year ending December 31, 2012.	☐	☐	☐

In their discretion, upon such other matters as may properly come before the meeting.

This proxy also provides voting instructions to the trustees of the Heritage Financial Corporation 401(k) Employee Stock Ownership Plan for participants with shares allocated to their accounts.

This proxy will be voted as directed, but if no instructions are specified, this proxy will be voted FOR the election of the nominees listed in Proposal 1 and FOR Proposals 2 and 3. If any other business is presented at such meeting, this proxy will be voted by the proxies named above in their best judgment. At the present time, the Board of Directors knows of no other business to be presented at the annual meeting. This proxy also confers discretionary authority on the proxies named above to vote with respect to the election of any person as director where the nominees are unable to serve or for good cause will not serve and matters incident to the conduct of the annual meeting.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

Should the undersigned be present and elect to vote at the annual meeting or at any adjournment thereof and after notification to the Secretary of the Company at the annual meeting of the shareholder’s decision to terminate this proxy, then the power of said attorneys and proxies shall be deemed terminated and of no further force and effect.

The undersigned acknowledges receipt from the Company prior to the execution of this proxy of the Notice of Annual Meeting of Shareholders, a Proxy Statement dated March 19, 2012, and the 2011 Annual Report to Shareholders.

Dated: , 2012

PRINT NAME OF SHAREHOLDER	PRINT NAME OF SHAREHOLDER

SIGNATURE OF SHAREHOLDER	SIGNATURE OF SHAREHOLDER

Please sign exactly as your name appears on the enclosed card. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder should sign.

PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY PROMPTLY IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE.